SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

September 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$210,258
Class B	$2,673
Class C	$7,653
Class F1	$10,417
Class F2	$4,577
Total	$235,578
Class 529-A	$8,269
Class 529-B	$297
Class 529-C	$1,537
Class 529-E	$393
Class 529-F1	$789
Class R-1	$384
Class R-2	$5,629
Class R-3	$8,347
Class R-4	$7,568
Class R-5	$6,317
Class R-6	$7,857
Total	$47,387

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5210
Class B	$0.2381
Class C	$0.2914
Class F1	$0.5344
Class F2	$0.6291
Class 529-A	$0.5186
Class 529-B	$0.2058
Class 529-C	$0.2645
Class 529-E	$0.4239
Class 529-F1	$0.5826
Class R-1	$0.2943
Class R-2	$0.2697
Class R-3	$0.4266
Class R-4	$0.5386
Class R-5	$0.6379
Class R-6	$0.6541

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	379,251
Class B	8,946
Class C	24,628
Class F1	18,717
Class F2	8,442
Total	439,984
Class 529-A	17,310
Class 529-B	1,203
Class 529-C	6,199
Class 529-E	1,003
Class 529-F1	1,363
Class R-1	1,154
Class R-2	19,331
Class R-3	19,066
Class R-4	14,121
Class R-5	9,869
Class R-6	15,664
Total	106,283

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.45
Class B	$29.72
Class C	$29.44
Class F1	$31.18
Class F2	$31.54
Class 529-A	$31.27
Class 529-B	$30.03
Class 529-C	$29.95
Class 529-E	$30.79
Class 529-F1	$31.35
Class R-1	$30.07
Class R-2	$30.07
Class R-3	$30.73
Class R-4	$31.25
Class R-5	$31.80
Class R-6	$31.52